WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                                                                   EXHIBIT 12



Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges




                                                                                Six months ended June 30,
Dollars in millions)                                                              1997              1996
----------------------------------------------------------------------------------------------------------------
Income:
 Income before provision for income taxes                                     $      39.9        $      36.4

  Fixed charges                                                                      65.9               58.7
                                                                           -------------------------------------
  Income before provision for income taxes and fixed charges                   $     105.8        $     95.1
                                                                           =====================================

Fixed charges:
  Interest expense                                                             $      64.2        $      57.0
  Preferred stock dividends                                                            1.7                1.7
                                                                           -------------------------------------
                                                                               $      65.9        $      58.7
                                                                           =====================================

Ratio of income before provision for income taxes and fixed
  charges to fixed charges                                                             1.61               1.62
                                                                           =====================================





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